Exhibit 10.6

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Supply Agreement

Supply Agreement Summary

CUSTOMER INFORMATION
Name:

Zhejiang Clover Biopharmaceuticals, Inc., a company organized under the laws of P.R. China (“Zhejiang Clover”), and Clover Biopharmaceuticals (Hong Kong) Co., Limited, a company organized under the laws of Hong Kong (“Clover HK” and, collectively with Zhejiang Clover, “Customer”)

Mailing Address for Zhejiang Clover:	Zhejiang Clover Biopharmaceuticals, Inc. 168 Chenwang Road Economic Development Zone Changxing County Huzhou City Zhejiang Province China
Mailing Address for Clover HK:	Clover Biopharmaceuticals (Hong Kong) Co., Limited Suite 603，6/F. Laws Commercial Plaza 788 Cheung Sha Wan Road Kowloon Hong Kong
Designated Contact:	Steven GONG steven.gong@cloverbiopharma.com +86-137-6156-6431

SUPPLIER INFORMATION
Name:	Dynavax Technologies Corporation (“Dynavax”)
Mailing Address:	2100 Powell Street, Suite 900, Emeryville, CA 94608, USA
Designated Contact:	David Novack dnovack@dynavax.com +1-617-640-7427

CUSTOMER VACCINE/CUSTOMER PRODUCT INFORMATION
Customer Vaccine	SCB-2019
Customer Product	SCB-2019, adjuvanted with CpG 1018 and Aluminum Hydroxide
Form	Liquid in vial(s)

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Presentation	(1) In two separate vials: (i) co‑formulated SCB‑2019 and Aluminum Hydroxide; and (ii) CpG 1018; in each case, multiple-dose per vial; and/or (2) Co-formulated in single vial, multiple-dose per vial

AGREEMENT INFORMATION
Parties:	Customer and Dynavax (each a “Party” and collectively the “Parties”)
Effective Date:	Date on which this Supply Agreement Summary is signed by second Party.
Expiration Date:	31 December 2022, subject to extension by mutual written agreement of the Parties in accordance with Section 14.1 of Annex B hereto.
Currency for all prices, payments and charges:	USD (United States Dollars)
The Supply Agreement (the “Supply Agreement”) between Customer and Dynavax consists exclusively of and incorporates by reference:	-This Supply Agreement Summary -Annex A: Scope and Pricing Schedule -Annex B: General Terms and Conditions for the Supply of Goods -Annex C: “Order” or “Order Form” Template

2.

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Signed for and on behalf of Dynavax Technologies Corporation by: Signature:…/s/ David Novack………………… Name: David Novack Title: President and COO Date:…June 29, 2021………………………….

Signed for and on behalf of Zhejiang Clover Biopharmaceuticals, Inc.:

Signature:…/s/ Joshua Liang…………………

Name: Joshua LIANG

Title: CEO, Board Director

Date:…June 29, 2021………………………….

Signed for and on behalf of Clover Biopharmaceuticals (Hong Kong) Co., Limited:

Signature:…/s/ Joshua Liang…………………

Name: Joshua LIANG

Title: CEO, Board Director

Date:…June 29, 2021………………………….

Solely for purposes of Article 5 and Sections 3.3, 3.4 and 17.7 of Annex B, signed for and on behalf of Sichuan Clover Biopharmaceuticals, Inc.:

Signature:…/s/ Joshua Liang…………………

Name: Joshua LIANG

Title: CEO, Board Director

Date:…June 29, 2021………………………….

3.

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Annex A:  Scope and Pricing Schedule

Name:	Dynavax CpG 1018
Form of Supply:

Liquid bulk formulation of Dynavax CpG 1018 in [***], at a concentration of [***] mg/ml, provided that, for each full batch of Dynavax CpG 1018 manufactured, the [***].

Must be ordered in whole numbers of containers.

Dose:	Dose means [***], net of any overage
Price per Dose:

LMIC Price.  For Dynavax CpG 1018 for use in Customer Product for sale or distribution in countries supported by the Advance Market Commitment of the COVAX Facility as listed at the following website: https://www.gavi.org/news/media-room/92-low-middle-income-economies-eligible-access-covid-19-vaccines-gavi-covax-amc (“LMICs”); but excluding Dynavax CpG 1018 in Customer Product sold in private markets within LMICs:

For all Doses scheduled to be delivered on or before [***] (it being understood that if actual delivery of such Doses is delayed, the following price shall still apply):

•USD [***] per Dose

For Doses scheduled for delivery on or after [***]:

•USD [***] per Dose for total combined calendar year orders between [***] and [***] Doses

•USD [***] per Dose for total combined calendar year orders between [***] and [***] Doses

•USD [***] per Dose if total combined calendar year orders exceed [***] Doses

UMIC Price.  For Dynavax CpG 1018 for use in Customer Product for sale or distribution in countries listed at the following website as “upper middle income” countries: https://data.worldbank.org/income-level/upper-middle-income (“UMICs”) which includes China; but excluding Dynavax CpG 1018 in Customer Product sold in private markets within UMICs:

•USD [***] per Dose for any amount of Doses (the “UMIC Price”)

HIC Price.  For Dynavax CpG 1018 for use in Customer Product for sale or distribution in countries that are neither LMICs nor UMICs (“HICs”) or for use in Customer Product sold in private markets within LMICs or UMICS:

•USD [***] per Dose for any amount of Doses (the “HIC Price”)

Royalty. As per Section 6.4 of Annex B of this Supply Agreement, a royalty of [***]% will be payable to Dynavax on any Net Sale under a Bilateral Agreement exceeding a Net Sale Per Unit of $[***].  For clarity, no royalty will be payable with respect to Customer Product sold under any COVAX Supply Agreement or GAVI Customer AP Agreement.

Order #	Quarter (manufacturing)	Order Quantity (million Doses [kg])	Order Due Date	Delivery Date
1	[***]	[***]	[***]	[***] 2021

A-1

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2	[***]	[***]	[***]	[***]2021
3	[***]	[***]	[***]	[***] 2021
4	[***]	[***]	[***]	[***] 2022
5	[***]	[***]	[***]	[***] 2022
6	[***]	[***]	[***]	[***] 2022
7	[***]	[***]	[***]	[***] 2022

Notwithstanding the table above, the timing for ordering and manufacturing and the timing for delivery for Q1 through Q4 of 2021 may be delayed, and the quantities for Q1 through Q3 of 2021 may be modified, by CEPI in its sole discretion.

Rows 1 through 4 of the table above constitute a binding commitment on the part of Customer to order the applicable quantities set forth in the table above.

On or before the respective Order Due Dates specified in rows 5 through 7 of the table above, Customer may submit to Dynavax Orders for quantities of Dynavax CpG 1018 for manufacture and delivery during the respective periods set forth in such rows, and Dynavax may [***]. Customer acknowledges that [***], except to the extent [***].

A-2

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Annex B: General Terms and Conditions for the Supply of Goods

1.	Interpretation

The following definitions and rules of interpretation apply in these Conditions.

1.1	Definitions:

“Adjusted Net Sales Per Unit” means, in any accounting period, the amount (if any) by which Net Sales Per Unit exceeds the Unit Threshold Price.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), as amended, the Organization for Economic Co-operation and Development (OECD) Convention on combating bribery of foreign public officials in international business transactions, the UK Bribery Act 2010, as amended, and any subordinate legislation made under that Act from time to time together with any guidance and/or codes of practice issued by the relevant government department concerning the legislation, and any other applicable laws of similar effect, and the related regulations and published interpretations thereunder.

“Applicable Laws” means all national and supranational laws and regulations and other mandatory professional regulations applicable to a Party or a Party’s activities or obligations described under or pursuant to the Supply Agreement, including but not limited to, Anti-Corruption Laws, Data Protection Legislation and GMP.

“Biosimilar Version” means, with respect to a Customer Product that is being sold in a country or regulatory jurisdiction (the “Reference Product”), a biopharmaceutical product sold by a third party (other than a third party acting on behalf of or in concert with Customer or any affiliate or sublicensee or assignee of Customer) in such country or jurisdiction, that through reference to the Regulatory Approval of the Reference Product, is eligible for and has achieved regulatory approval in such country or jurisdiction pursuant to an abbreviated follow-on biological approval pathway established by the Regulatory Authority in such country or jurisdiction pursuant to the Applicable Laws, or otherwise is approved for marketing and sale in such country or jurisdiction by an abridged procedure in reliance, in whole or in part, on the prior Regulatory Approval of the Reference Product or on the safety and efficacy data included in the prior Regulatory Approval (in such country or jurisdiction) of the Reference Product, including any such biopharmaceutical product that (i) with respect to such biopharmaceutical product in the United States, has been approved as a biosimilar or interchangeable product by the FDA pursuant to 42 U.S.C. § 262 of the Public Health Service Act, or (ii) with respect to such biopharmaceutical product in any country or regulatory jurisdiction, has otherwise obtained Regulatory Approval from a Regulatory Authority pursuant to similar statutory or regulatory requirement as that described in the foregoing clause (i) in such other country or jurisdiction.

“Bilateral Agreement” means any agreement entered into between Customer and a third party, outside the COVAX Supply Agreement, for the supply of the Customer Product.

“Business Day” means a day other than a Saturday, Sunday or public holiday in the United States of America and/or People’s Republic of China.

“CEPI” means the Coalition for Epidemic Preparedness and Innovations.

“COA” means the Certificate of Analysis issued by Dynavax for the Goods in each delivery for the Customer, summarizing the testing results on samples of the Goods in that delivery together with the evaluation of compliance to the Goods Specification.

“Collaboration Agreements” means (a) the Clinical Collaboration Agreement between Dynavax and Sichuan Clover dated May 16, 2020, as amended (the “Clinical Collaboration Agreement”),

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and (b) the Collaboration Agreement between Dynavax and Sichuan Clover dated March 13, 2020, as amended (the “Collaboration Agreement”).

“Conditions” means the terms and conditions of this Annex B, as amended from time to time in accordance with Section 17.9 hereof.

“Confidential Information” confidential and proprietary information disclosed by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its affiliates or their directors, officers, employees, or agents under this Supply Agreement or the NDA, either directly or indirectly, in writing, orally, electronically or through other means, and whether or not designated as “confidential” at the time of disclosure, including without limitation, compounds, biological sequences, inventions (including patent applications covering such inventions), trade secrets, specifications, formulations, designs, data, know-how, results, regulatory affairs, clinical trials and protocols, customers, suppliers, collaborators, affairs, funders, employees, consultants, partners, clients or sales and marketing information, development work, project timetables, manufacturing processes, analytical processes, and other confidential and proprietary information, processes, services and business of the Disclosing Party including new know-how and information developed by the Disclosing Party under this Supply Agreement, data, information, and any improvements, modifications, derivations, or compilations thereto, provided however, that Confidential Information shall not include any information which:

(a)

Was known by or disclosed to the Receiving Party or its affiliates prior to its date of disclosure to the Receiving Party, other than by previous disclosure by the Disclosing Party, as demonstrated by legally admissible evidence available to the Receiving Party or its affiliates;

(b)

Either before or after the date of the disclosure to the Receiving Party is lawfully disclosed or otherwise provided to the Receiving Party or its affiliates by sources other than the Disclosing Party rightfully in possession of the Confidential Information;

(c)	Either before or after the date of the disclosure to the Receiving Party becomes publicly known through no fault or omission on the part of the Receiving Party or its affiliates; or
(d)	Is or was independently developed by or for the Receiving Party or its affiliates without use of the Confidential Information as shall be evidenced by the written records of the Receiving Party.

Without limiting the generality of the foregoing definition, Confidential Information of Dynavax includes Dynavax Manufacturing Information.

“COVAX” means the global organization COVAX, one of three pillars of the Access to COVID-19 Tools (ACT) Accelerator which is coordinated by GAVI, CEPI and the World Health Organization (WHO) to act as a platform to support the research, development and manufacturing of a wide range of COVID-19 vaccine candidates, and to negotiate their pricing.

“COVAX Supply Agreement” means an agreement entered into between Customer and COVAX for the supply of Customer Product.

“Customer Product” means a product containing or comprising a combination of Customer Vaccine and Goods (whether such Goods are formulated with the Customer Vaccine in the same vial or separately from the Customer Vaccine in an accompanying vial).

“Customer Vaccine” means the SCB-2019 S-Trimer being developed or commercialized by or on behalf of Customer as a COVID‑19 vaccine (with respect to any variant of COVID-19), as identified on the Supply Agreement Summary page of this Supply Agreement.  For clarity, Customer Vaccine does not include Dynavax Adjuvant or Goods.

“Data Protection Legislation” means all applicable data protection and privacy legislation in force from time to time, including Regulation (EU) 2016/679 (the General Data Protection Regulation) and any other applicable legislation relating to personal data and all other legislation and regulatory

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requirements in force from time to time which apply to a Party relating to the use of personal data (including, without limitation, the privacy of electronic communications); and the guidance and codes of practice issued by the relevant data protection or supervisory authority and applicable to a Party.  In addition, for purposes of Customer’s compliance obligations hereunder, “Data Protection Legislation” shall also include the Cybersecurity Law of the People’s Republic of China, Personal Information Protection Law of People's Republic of China.

“Defect” or “Defective Product” means any failure of the Goods to conform to the Goods Specification, or to have been manufactured in accordance with GMP.

“Delivery Location” has the meaning given in Section 4.2.

“Dose” has the meaning described in Annex A of this Supply Agreement.

“Dynavax” means Dynavax Technologies Corporation.

“Dynavax Adjuvant” means Dynavax’s proprietary CpG 1018 adjuvant.

“Dynavax CMO” means Nitto Denko Avecia, Inc. or any other third party contract manufacturer engaged by Dynavax to manufacture Goods on behalf of Dynavax.

“Dynavax Manufacturing Information” means information or documentation in the possession or under the control of Dynavax relating to manufacture of the Dynavax Adjuvant or supply of the Goods, that, in each case: (a) is contained in any Dynavax Regulatory Filing that Dynavax authorizes Customer or any Regulatory Authority to reference or use in connection with Customer or any of its affiliates applying for, obtaining or maintaining Regulatory Approval for Customer Product; or (b) is submitted by or on behalf of Dynavax to any Regulatory Authority for use or reference in connection with Customer or any of its affiliates applying for, obtaining or maintaining Regulatory Approval for Customer Product; or (c) is disclosed or provided by or on behalf of Dynavax to Customer or any of its affiliates for submission to any Regulatory Authority in connection with Customer or any of its affiliates applying for, obtaining or maintaining Regulatory Approval for Customer Product.  Without limiting the generality of the foregoing, Dynavax Manufacturing Information includes the Goods Specifications.

“Dynavax Regulatory Filing” means any filing or submission of Dynavax or any of its affiliates with or to any Regulatory Authority regarding the Dynavax Adjuvant.

“Expiration Date” means the expiration date specified in the Supply Agreement Summary, subject to extension in accordance with Section 14.1 of these Conditions.

“Export Control Laws” shall mean: (a) all applicable U.S. laws and regulations relating to sanctions and embargoes imposed by U.S. Department of Treasury’s Office of Foreign Assets Control (or its successor office or other body having substantially the same function); (b) all applicable U.S. export control laws, including the Arms Export Controls Act (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. app. §§ 1 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. §§ 2401 et seq.), International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, and all rules, regulations and executive orders relating to any of the foregoing, including but not limited to the International Traffic in Arms Regulations (22 C.F.R. §§ 120 et seq.), the Export Administration Regulations (15 C.F.R. §§ 730 et. seq.), and the regulations administered by the Office of Foreign Assets Controls of the United States Department of the Treasury; and (c) all export controls imposed on any Goods by any country or organization or nation within the jurisdiction of which either Party operates or does business.

[***] has the meaning given in Section 4.9.

[***] has the meaning given in Section 3.8.

“Force Majeure Event” means any circumstance not within a Party’s reasonable control including, without limitation:

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i.	acts of God, flood, drought, earthquake or other natural disaster;
ii.	epidemic or pandemic;
iii.	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
iv.	nuclear, chemical or biological contamination or sonic boom;
v.	any law or action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition;
vi.	collapse of buildings, fire, explosion or accident; and
vii.	any labor or trade dispute, strikes, industrial action or lockouts (excluding any labor or trade dispute, strike, industrial action or lockout confined to Dynavax’s workforce).

“GAVI” means the GAVI Alliance (formerly the Global Alliance for Vaccines and Immunisation), which is a global health partnership of public and private sector organizations dedicated to “immunisation for all” and is the COVAX facility secretariat which establishes advance purchase commitments with manufacturers.

“GAVI Customer AP Agreement” means the agreement to be entered into between GAVI and Customer for the advanced purchase of Customer Product.

“GAVI Purchase Orders” means the advanced purchase orders placed by GAVI with Customer for Customer Product.

“Good Manufacturing Practice” or “GMP” means the minimum standard that a medicines manufacturer must meet in their production processes in accordance with (i) 21 C.F.R. Parts 210 and 211, (ii) Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, (iii) Volume 4 of the Rules Governing Medicinal Products in the European Union, EU Guidelines for Good Manufacturing Process for Medicinal Products for Human and Veterinary Use, Chapter 7 (Outsourced Activities) and (iv) all relevant regulations or guidance for WHO Prequalification.

“Goods” means specified quantities of Dynavax Adjuvant in liquid bulk formulation (or any part thereof) as set out in an Order Form or as supplied by Dynavax to Customer hereunder.

“Goods Specifications” means the specifications for the Goods as established by Dynavax and set forth in the Quality Agreement, as they may be amended from time to time in accordance with the Quality Agreement.

“HIC Price” has the meaning given in Annex A.

“HICs” has the meaning given in Annex A.

“Intellectual Property Rights” means patents, patent applications, rights to inventions, know-how, and other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

“Latent Defect” means a Defect in any Goods delivered hereunder that could not have been discovered by a reasonable visual inspection on delivery.

“LMIC Price” has the meaning given in Annex A.

“LMICs” has the meaning given in Annex A.

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DISCLOSED.

“NDA” means that certain Non-Disclosure Agreement between Dynavax and Sichuan Clover dated March 11, 2020.

“Net Sales” means, in any accounting period, the gross amounts invoiced by Customer, its affiliates and their respective licensees (each, a “Selling Party”) for sales or other dispositions of Customer Product to third parties (other than Selling Parties), but excluding sales or other dispositions of Customer Product under any COVAX Supply Agreement or GAVI Customer AP Agreement, less the following, to the extent actually granted, allowed, incurred or paid by the Selling Party and specifically attributable to such sales or other dispositions of Customer Product:

(a)	normal and customary trade discounts, including trade, cash and quantity discounts or trade rebates, credits or refunds;
(b)

credits or allowances additionally granted upon returns, rejections or recalls, and allowances for uncollectible amounts or bad debts on previously sold Customer Products, provided that Customer shall use commercially reasonable efforts to collect such uncollectible amounts and any such amounts shall be included in Net Sales if and at such time as subsequently received;

(c)

rebates, chargebacks, credits and discounts (or the equivalent thereof) accrued and actually paid, credited or granted to any governmental agency (or agent or branch thereof) or to any third party payor, administrator or contractee, including managed healthcare organizations, pharmacy benefit managers (or equivalent thereof) or their agencies, purchasers, reimbursers, or trade customers;

(d)	charges for outbound freight, insurance, transportation, postage and handling; and
(e)

tariffs, taxes, excises, customs duties and other governmental charges (including any tax such as a value added or similar tax or government charge, except to the extent reimbursed, but excluding what is commonly known as income tax) levied on or measured by the production, sale, transportation, delivery or use of Customer Products and actually paid, as adjusted for rebates and refunds.

All aforementioned deductions shall only be allowable to the extent they are (i) calculated in a manner consistent with the Selling Party’s customary practice for pharmaceutical products and, in any event, in accordance with U.S. Generally Accepted Accounting Principles or International Financial Reporting Standards, consistently applied by such Selling Party, and (ii) reasonably allocable to Customer Product, or apportioned on a good faith, fair and equitable basis to Customer Product.  No particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

For clarification, sale or other disposition of Customer Product by a Selling Party to another Selling Party for resale by such other Selling Party to a third party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales.  In the event of any sale or other disposition of Customer Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale or other disposition of Customer Product by a Selling Party to another Selling Party for end use by such other Selling Party), then for purposes of calculating Net Sales under these Conditions, such Customer Product shall be deemed to have been sold exclusively for cash at the weighted (by sales volume) average sale price of such Customer Product in bona fide arm’s-length transactions (when sold alone, and not with other products) in the applicable country in which such sale or other disposition occurred during the applicable accounting period.  Customer Products provided to third parties without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs shall be excluded from the computation of Net Sales.

“Net Sales Per Unit” means, in any accounting period, the amount determined by dividing (x) total Net Sales of Customer Products in such period by (y) Units Sold in such period.

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“Order” or “Order Form” has the meaning given in Section 2.2.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.

“Pharmacovigilance Agreement” means the agreement between Dynavax and Customer setting out the pharmacovigilance responsibilities of the Parties in relation to the Goods.

“Quality Agreement” means the quality agreement between Dynavax and the Dynavax CMO (the “CMO Quality Agreement”) and/or the quality agreement between Customer and Dynavax, which shall be consistent in all respects with the CMO Quality Agreement, in each case setting out the responsibilities of the relevant parties in relation to quality as required for compliance with GMP.

“Quarter” means a period of three calendar months starting on 1st January, 1st April, 1st July and 1st October respectively in each calendar year.  “Q1” shall refer to the first Quarter of the calendar year that it refers to, “Q2” shall refer to the second Quarter of the calendar year that it refers to, “Q3” shall refer to the third Quarter of the calendar year that it refers to, “Q4” shall refer to the fourth Quarter of the calendar year that it refers to.  By way of illustration “Q4 2021” refers to the period starting 1st October 2021 and ending 31st December 2021.  “Quarterly” shall be construed accordingly.

“Regulatory Approval” means in relation to a country and a Customer Product an approval (including emergency use approvals and conditional use approval) granted by the appropriate Regulatory Authority to develop, use and offer for sale and to sell the Customer Product in that country, whether filed or held in the name of Customer, an affiliate of Customer, or a third party on behalf or for the benefit of Customer or an affiliate of Customer as permitted by Sections 5.2 and 10.5.

“Regulatory Authority” means any competent government agency, regulatory authority or other administrative body, including WHO, responsible for regulating or otherwise exercising authority with respect to the development, manufacture, import, export, distribution, promotion, regulatory approval (including regulatory or marketing approval) or reimbursement of medicinal products.

“Remaining Stock” means (a) any Goods supplied by Dynavax to Customer or any of its affiliates pursuant to the Supply Agreement that remain in the possession or control of Customer or its affiliate as of the expiry or termination of the Supply Agreement and (b) any Goods that are delivered by Dynavax to Customer after the expiry or termination of this Agreement in accordance with Section 15.

“Selling Party” has the meaning provided in the definition of Net Sales.

“Sichuan Clover” means Sichuan Clover Biopharmaceuticals, Inc., an affiliate of Customer.

“Term” means the period beginning on the Effective Date and, subject to earlier termination of the Supply Agreement in accordance with Section 14 of these Conditions, expiring on the Expiration Date.

“UMIC Price” has the meaning given in Annex A.

“UMICs” has the meaning given in Annex A.

“Uncancellable” means with respect to orders for the manufacture of Dynavax Adjuvant placed with the Dynavax CMO in response to Orders from Customer, such orders that cannot be cancelled by Dynavax using commercially reasonable efforts, without incurring any cost to Dynavax in respect of such cancellation.

“Unit” of Customer Product means the amount of Customer Product required and sufficient for a single immunization of one (1) patient.

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“Units Sold” means, for any accounting period, the number of Units of Customer Product sold or disposed of by the Selling Parties in such accounting period that are included in the computation of Net Sales. For clarity, “Units Sold” in an accounting period exclude Customer Products provided to third parties without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs in such accounting period.

“Unit Threshold Price” means [***] per Unit of Customer Product.

1.2	In the Supply Agreement:
(a)	any headings in the Supply Agreement shall not affect the interpretation of the Supply Agreement;
(b)	except where the Supply Agreement expressly specifies Business Days, all references to numbers of days in the Supply Agreement refer to calendar days;
(c)

unless the context otherwise requires reference to the singular includes the plural and vice versa, any reference to a person includes a body corporate and words importing one gender include both genders;

(d)

a reference to a statute or statutory provision is (unless otherwise stated) a reference to the applicable country’s or regulatory jurisdiction’s statute as it is then in effect, taking account of any amendment, extension, or re-enactment, and includes any subordinate legislation made under it that is then in effect;

(e)

where the words “include(s)” or “including” are used in the Supply Agreement, they are deemed to have the words “without limitation” following them, and are illustrative and shall not limit the sense of the words preceding them;

(f)	references to Annexes are references to Annexes of the Supply Agreement; and
(g)	references to Sections are references to Sections of these Conditions (including all subsections thereof, if any).
2.	Orders
2.1

As of the Effective Date, Customer is deemed to have ordered, and has committed to purchase, and Dynavax is deemed to have accepted such orders and committed to supply, the quantities of Dynavax Adjuvant specified in rows 1 through 4 of the table contained in Annex A of the Supply Agreement.  On or within five (5) Business Days after the Effective Date, Customer shall submit Order Form(s) to Dynavax evidencing such commitment.

2.2

In addition to the Orders described in Section 2.1, Customer may issue to Dynavax from time to time during the Term one or more purchase orders (each an “Order” or “Order Form” in the form set out in Annex 3 of this Supply Agreement) for additional Goods during the Term, subject to Annex A, provided that an Order Form for such Goods shall be submitted to Dynavax in accordance with the timing given in Annex A, and Dynavax may, [***].  If and to the extent Dynavax believes it will be able to supply the quantity set forth in any such Order Form, Dynavax shall provide written confirmation of acceptance of such Order Form, including the quantity (if less than the full quantity) of Goods believes it will be able to supply, in writing within ten (10) Business Days after its receipt thereof.  However, if Dynavax in good faith believes that it will not be able to supply the full quantity specified in an Order Form, Dynavax shall so notify Customer within such 10-Business Day period, indicating the quantity, if any, that Dynavax in good faith believes it will be able to supply by the specified delivery date.

2.3	For clarity, [***].

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DISCLOSED.

2.4

Any Orders for Goods submitted by Customer shall reference the Supply Agreement and shall be governed exclusively by the terms contained herein.  Any term or condition in any Order Form, purchase order, confirmation, or other document furnished by Customer or Dynavax that is in any way inconsistent with, or in addition to, the terms and conditions set forth in the Supply Agreement is hereby expressly rejected.

3.	Supply of Goods
3.1

Pursuant to the terms and conditions of the Supply Agreement, including Annex A, during the Term, (a) Dynavax (either itself or through the Dynavax CMO) shall manufacture or have manufactured, and supply or have supplied to Customer, the Dynavax Adjuvant in (i) the quantities specified in rows 1 through 4 of the table contained in Annex A of the Supply Agreement and (ii) the quantities (if any) set forth in any written confirmation of acceptance of Order delivered by Dynavax to Customer in response to an Order submitted by Customer pursuant to Section 2.2, and (b) Customer shall purchase from Dynavax all of such quantities of Dynavax Adjuvant.

3.2	Except to the extent otherwise expressly permitted by Section 4.9 in the event of [***] during the Term, and subject to [***], Customer (a) [***]b) [***], and (c) [***]. For clarity, [***].
3.3

In the event that, during or after the Term, Customer or any of its affiliates [***], including, but not limited to, [***], Dynavax shall have the right [***]: (a) [***]; (b) [***]; (c) [***]; (d) [***]; and (e) [***]; provided, however, that, notwithstanding any exercise by Dynavax of its rights set forth above in this Section 3.3, [***] subject to the terms and conditions of the Supply Agreement, and, [***], (i) [***] and (ii) [***]. For the avoidance of doubt, nothing in this Supply Agreement shall [***].

3.4

Dynavax and CEPI have entered into an agreement where CEPI has advanced a loan to Dynavax to cover the costs of at-risk manufacture of certain quantities of Dynavax Adjuvant in 2021 and Dynavax has agreed to reserve such quantities for purchase by CEPI partners. Upon written request by CEPI to Dynavax and Customer, CEPI may request amounts of Dynavax Adjuvant to be sent to destinations of its choice and Customer hereby consents to Dynavax providing such Dynavax Adjuvant. The quantities of Dynavax Adjuvant supplied to Customer in response to CEPI’s request shall be considered supplied as part of an applicable Order placed by Customer.

3.5

Customer and Dynavax shall enter into a Quality Agreement and Pharmacovigilance Agreement, each in a form reasonable and typical for the industry, within thirty (30) days of the Effective Date. The Quality Agreement include provisions covering recalls of Customer Product, Goods and Customer Vaccine and the respective responsibilities of the parties.

3.6

Customer hereby covenants on behalf of itself and its affiliated entities not to, and not to permit or cause any of its affiliated entities, any of its permitted manufacturers or distributors, or any other third party to, directly or indirectly: (a) except as permitted by Section 3.7, modify or create derivatives from the Goods or attempt to reverse engineer, deconstruct or in any way determine the structure or composition of the Goods; (b) use the Goods with any product other than the Customer Product; (c) develop, use, or seek regulatory approval for, the Dynavax Adjuvant except for the Goods as incorporated in Customer Products; (d) sell, resell, transfer, convey, dispose of, or otherwise provide access to, the Goods except (i) for transfer of the Goods to Customer’s contract manufacturer of Customer Products for the sole purpose of manufacturing Customer Products on behalf of Customer or (ii) as incorporated in Customer Products; or (e) use the Goods for any purpose other than the development, manufacture, use, sale, offer for sale and importation of Customer Products.

3.7	Customer may (i) perform an identity test and to test the concentration of Dynavax Adjuvant in the Goods, (ii) sell Customer Product including Goods (whether formulated with the Customer Vaccine

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in the same vial or separately in an accompanying vial), and (iii) use Dynavax’s test for concentration for the purpose set out in (i) above.
3.8

Dynavax shall [***] for Dynavax Adjuvant to Customer within ten (10) Business Days after this Supply Agreement became effective.  In addition, within ten (10) Business Days after Customer’s written request, Dynavax shall [***].  Customer shall be solely responsible, [***] for (a) as applicable, (i) [***], or (ii) [***], and (b) [***]. All [***] constitutes Confidential Information of Dynavax.

3.9

Dynavax represents and warrants to Customer that all Goods delivered by Dynavax hereunder will, as of the date of delivery: (a) conform to the applicable Goods Specifications then in effect; (b) have been manufactured, labelled, packaged, stored, handled and shipped in accordance with the Quality Agreement, GMP and other Applicable Laws; (c) not be adulterated or misbranded within the meaning of the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder (the “Act”); (d) not be articles that, under the provisions of the Act, may not be introduced into interstate commerce; and (e) be free and clear of any lien or encumbrance.

3.10

Dynavax shall ensure that at all relevant and required times it has and maintains all the licences, permissions, authorisations, consents and permits that it needs to carry out its obligations under the Supply Agreement in respect of the Goods.  Dynavax will provide to Customer such Dynavax Manufacturing Information as Customer may reasonably require for purposes of applying for, obtaining and maintaining clinical trial authorisations and Regulatory Approvals for Customer Products, provided that any such Dynavax Manufacturing Information provided by Dynavax to Customer shall not be used by Customer for any purpose other than as expressly permitted hereby or as otherwise required by Applicable Law, in each case, in relation to Customer Products.  However, for the avoidance of doubt, Customer shall be solely responsible for obtaining and maintaining all licenses, permissions, authorisations, consents and permits necessary for the research, development, manufacture (excluding manufacture of the Goods), use, marketing, promotion, distribution, handling, storage, sale or other disposition of Customer Vaccine and Customer Products, including obtaining and maintaining Regulatory Approvals for Customer Products, and for complying with all Applicable Laws in connection with carrying out the foregoing activities.

3.11

EXCEPT AS EXPRESSLY SET FORTH IN THE SUPPLY AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

4.	Delivery of Goods
4.1	Dynavax shall ensure that:
(a)	the Goods are properly packed and secured in a manner reasonably determined by Dynavax to be appropriate for shipping;
(b)

each delivery of the Goods is accompanied by a COA as well as a delivery note which shows the date of the Order, the Order number (if any), the type and quantity of the Goods (including the code number of the Goods (where applicable)), special storage instructions (if any) and, if the Goods are being delivered by instalments, the outstanding balance of Goods remaining to be delivered; and

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(c)

it states clearly on the delivery note any requirement for the Customer to return any packaging material for the Goods to Dynavax.  Any such packaging material shall only be returned to Dynavax at the cost of Dynavax.

4.2

Dynavax shall deliver the Goods within five (5) Business Days of the delivery date specified in the Order and to the location set out in the Order or as otherwise agreed by the Parties before delivery (“Delivery Location”). Dynavax shall not be responsible for any delay in delivery of Goods to the extent caused by a third party carrier.

4.3	Dynavax shall deliver all Goods [***], and title and risk of loss shall pass from Dynavax to Customer upon [***]. Customer shall be responsible for [***]. At Customer’s request, Dynavax shall [***].
4.4

Dynavax shall not deliver the Goods in instalments without the Customer’s prior written consent.  Where it is agreed that the Goods are delivered by instalments, they may be invoiced and paid for separately.

4.5

Customer shall notify Dynavax in writing of any shortage in any shipment of Goods within thirty (30) days after receipt.  In the event of an undisputed shortage, Dynavax shall make up the shortage at no cost to Customer, within thirty (30) Business Days if replacement Goods stock is available, or, if replacement stock is unavailable at such time, as soon as reasonably practicable after it becomes available.

4.6

Customer shall inspect all shipments of Goods promptly upon receipt, and shall notify Dynavax in writing in reasonable detail within thirty (30) days of receipt if Customer is rejecting any Goods for any Defect discovered in the course of such inspection. All Goods not rejected within such thirty (30)-day period will be deemed accepted. Customer acknowledges that [***] and hereby agrees that [***] Customer shall [***].  Dynavax shall [***]. Should Dynavax [***], Dynavax shall [***], and, [***], the Parties shall [***], provided that [***].

4.7

If Customer notifies Dynavax of any Defect in any Goods in accordance with Section 4.6, Dynavax shall have the right to inspect the Goods in question and Customer shall cooperate with Dynavax’s inspection, including providing Dynavax with samples of the Goods in question for testing upon request.  If Dynavax agrees with such notice of Defect and agrees that such Defect was caused by occurrences prior to the delivery of the Goods to Customer in accordance with Section 4.3, Dynavax shall, at its discretion and expense, either: (A) replace such Goods, at no additional expense to Customer, as soon as reasonably practicable and in any event within one hundred and eighty (180) days after receipt of notification of such Defect or (B) refund any portion of the applicable amount that has already been paid for such Goods.  If necessary to produce replacement Goods for Goods properly and timely rejected in accordance with Section 4.6, Dynavax shall start another manufacturing run within three (3) months of notice of the Defect and shall deliver the new Goods to Customer within six (6) months of the notice of the Defect at no additional cost to the Customer.

4.8

In the event that Dynavax disagrees with Customer that the relevant Goods have a Defect, or believes in good faith that the Defect was caused by occurrences after the delivery of the Goods to Customer, it may require a sample of the allegedly nonconforming Goods to be delivered to a mutually acceptable independent testing laboratory for testing or, in the case of a dispute concerning compliance with GMP, an independent consultant for evaluation.  Except in the case of manifest error, the determination of the laboratory or consultant, as applicable, will be final and binding on the Parties.  The fees and expenses of such laboratory testing or consultant, as the case may be, shall be borne entirely by the Party against whom such laboratory’s or consultant’s determination is made.  If such determination is against Customer, then such Goods shall be deemed accepted by Customer.  If such determination is against Dynavax, then Dynavax shall

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either refund the portion of the applicable amount that has already been paid by Customer for such Goods or replace such Goods, at no additional cost to Customer, as soon as reasonably practicable after replacement stock becomes available.  If necessary to produce replacement Goods, Dynavax shall start another manufacturing run within three (3) months of such determination and shall deliver the new Goods to Customer within six (6) months of such determination at no additional cost to the Customer.

4.9

In the event that Dynavax has manufacturing and supply problems rendering it unable to supply during any Quarter the aggregate of the quantity of Goods ordered by Customer for delivery in such Quarter and the quantity of Dynavax Adjuvant ordered by Dynavax and third party purchasers for delivery in such Quarter, Dynavax shall allocate the available Dynavax Adjuvant among Customer, Dynavax and its affiliates, and third party purchasers pro rata on the basis of the volume of Goods ordered for delivery to Customer in that Quarter and the Dynavax Adjuvant volume requirements of Dynavax, its affiliates and third party purchasers for such Quarter.  The allocation rules set forth in this Section 4.9 shall restart for each Quarter, with no carryover from any prior Quarter.  In the event that Dynavax [***], then [***], in which event [***].  In the event of [***]:

(a)	[***];
(b)	[***]; and
(c)	[***].
4.10

Notwithstanding anything to the contrary in the Supply Agreement, the remedies set forth in Sections 4.5, 4.6, 4.7, 4.8 and 4.9 will be Customer’s sole and exclusive remedy and recourse with respect to shortages of and Defects in Goods delivered to Customer by Dynavax hereunder.  Sections 4.5, 4.6, 4.7, 4.8 and 4.9 shall apply to any replacement Goods supplied by Dynavax.

4.11

Customer shall bear the risk of damage to the Goods after delivery to Customer pursuant to Section 4.3.  If the Goods are damaged after delivery to Customer and Customer intends to order replacement Goods, Customer shall promptly notify Dynavax of the damage and any orders for replacement Goods, and Dynavax may, at its sole discretion but in good faith, accept or reject all or a portion of the order for the replacement Goods.

5.	Intellectual Property
5.1

Customer acknowledges that the Dynavax Adjuvant is proprietary to Dynavax, that Dynavax shall at all times remain the sole and exclusive owner of all Intellectual Property Rights in and to the Dynavax Adjuvant, and that Customer shall not obtain any right, ownership interest, or, except as expressly set forth in Section 5.2, license, in or to the Dynavax Adjuvant as a result of its purchase, receipt or use of the Goods.  Customer shall not file (or cause to be filed) any patent application claiming or disclosing the Dynavax Adjuvant, the composition or formulation thereof, or any method of use, manufacture or production of the Dynavax Adjuvant.

5.2

Subject to the terms and conditions of the Supply Agreement, Dynavax hereby grants to Customer during the Term, and, with respect to any Remaining Stock, for so long after expiry or termination of the Supply Agreement as such Remaining Stock remains in the possession or control of Customer or its affiliate, a limited non‑exclusive, non‑transferable (except in connection with a permitted assignment of the Supply Agreement), royalty-free (except to the extent expressly set forth in Section 6.4) license under Dynavax’s Intellectual Property Rights in and to the Dynavax Adjuvant, solely to develop, make, have made, use, sell, have sold, offer for sale and import Customer Products; provided, however, that the license to make and have made Customer Products is limited to the right to make or have made Customer Products using the Goods supplied by Dynavax pursuant to the Supply Agreement, and [***].  The license granted to Customer hereunder excludes the right to sublicense, provided that (a) Customer may contract with third party

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contract manufacturers for the manufacture on behalf of Customer of Customer Products using the Goods supplied hereunder, and (b) Customer may contract with a third party for that third party to be the Regulatory Approval applicant and Regulatory Approval holder for the Customer Product in accordance with Section 10.5, and such contracting in each case ((a) and (b)) shall not be considered a sublicense.  The foregoing license shall not be construed to obligate Dynavax to disclose or transfer to Customer any such Intellectual Property Rights.

5.3

Dynavax acknowledges that the Customer Vaccine is proprietary to Customer, and that Customer shall at all times remain the sole and exclusive owner of all Intellectual Property Rights in and to the Customer Vaccine, and that Dynavax shall not obtain any right or ownership interest thereto.

5.4

The Parties hereby agree that all rights to any invention or discovery, whether or not patentable, that is made, discovered, conceived or reduced to practice by or on behalf of Customer in the course of using any of the Goods supplied hereunder or developing, using, manufacturing or having manufactured Customer Product, or in the course of activities conducted under either of the Collaboration Agreements, that, in each case, (i) [***] or (ii) [***], shall be [***], and [***].

5.5

Dynavax and Customer shall [***].  Customer hereby grants Dynavax (a) [***], and (b) [***].  For the avoidance of doubt, notwithstanding [***], Customer [***].  Dynavax hereby grants Customer (a) [***], and (b) [***].  For the avoidance of doubt, nothing in this Supply Agreement shall [***].

5.6	In the event a potential [***]Invention is created by a party, such party shall notify the other party without delay including provision of details of such [***]Invention. [***].
5.7	In the event a Party becomes aware of any suspected infringement of [***] by a third party it shall notify the other Party without delay. The Parties will discuss in good faith the best way forward.
5.8

No right or license under any Intellectual Property Rights of Dynavax or Customer is granted or shall be granted by implication, estoppel or otherwise.  All such rights or licenses are or shall be granted only as expressly provided in the Supply Agreement.

5.9

This Article 5 supersedes the entirety of Article 6 of the Clinical Collaboration Agreement, which shall be of no further force or effect, and the entirety of Section 3 of the Collaboration Agreement, which shall be of no further force or effect.

6.	Prices, Royalties and Payments
6.1	Prices. The prices for the Goods shall be as set forth in Annex A, subject to Section 6.3 and Section 14.1.
6.2	Invoicing and Payment.
a)

In respect of the Goods requested in any Order, Dynavax shall invoice the Customer [***]% of the aggregate price of the Goods covered by an Order upon acceptance of such Order (which, except as otherwise provided in Annex A of the Agreement, shall be placed six (6) months in advance of delivery date in such Order) from Customer.

b)

Upon release of the Goods by Dynavax, Dynavax shall issue an invoice to Customer for the remaining [***]% of the aggregate price of such Goods. In the case of Goods to be delivered in 2021, Dynavax will deliver such Goods to Customer in accordance with Section 4.3 [***].  In the case of Goods to be delivered in 2022, Dynavax will deliver such Goods to Customer in accordance with Section 4.3 [***]. The price of the Goods in each invoice delivered under paragraph (a) or this paragraph (b) of this Section 6.2 shall be based on the LMIC Price only.

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Each invoice shall include such supporting information required by the Customer to verify the accuracy of the invoice, including but not limited to the relevant purchase order number.
c)

In respect of Goods to be delivered in 2021, the Customer shall pay the amounts invoiced under paragraphs (a) and (b) of this Section 6.2 upon the earliest of (i) the first available trueing up exercise under Section 6.3, (ii) within ninety (90) days of Customer delivering the applicable Customer Product to a customer under the COVAX Supply Agreement or a Bilateral Agreement, or (iii) Customer’s receipt of payment for the applicable Customer Product from a customer under the COVAX Supply Agreement or a Bilateral Agreement; provided, however, that [***].

d)

In respect of Goods to be delivered in 2022, the Customer shall pay the amounts invoiced under paragraphs (a) and (b) of this Section 6.2 as soon as practicable after, and in any event within thirty (30) days of, the date of receipt of the invoice (regardless of whether or not Customer has received payment from any purchaser of Customer Product) to a bank account designated in writing by Dynavax.  For the avoidance of doubt, Dynavax will not be obligated to submit to the Dynavax CMO an order for Goods ordered by Customer for delivery in 2022 prior to Dynavax’s receipt from Customer of the initial [***]% of the aggregate price of such Goods (except [***]), and Dynavax will not be obligated to deliver such Goods to Customer until Customer pays the remaining [***] of the aggregate price of such Goods.

6.3

Trueing up.  For purposes of this Section 6.3, a Unit of Customer Product will be deemed to have been “Disposed” of by or on behalf of Customer (including, for purposes of this Section 6.3, by Customer’s affiliates and licensees) in a particular country (i.e., an LMIC, UMIC or HIC, as applicable) if it is actually delivered or distributed by or on behalf of Customer in such country; provided, however, that a Unit of Customer Product will be deemed to have been “Disposed” of by or on behalf of Customer (including, for purposes of this Section 6.3, by Customer’s affiliates and licensees) at the HIC Price if it is actually delivered or distributed by or on behalf of Customer for a private market in an LMIC or UMIC.  Within twenty (20) Business Days of the end of each Quarter in which any Customer Product containing Dynavax Adjuvant supplied hereunder is delivered or distributed by or on behalf of Customer anywhere in the world, the Parties shall undertake a ‘trueing up’ exercise in order to establish whether the Customer has disposed of any Doses for which Customer paid the LMIC Price at prices that are deemed to exceed the LMIC Price.

For purposes of performing such trueing up exercise, within ten (10) Business Days after the end of each Quarter, the Customer shall report to Dynavax: (i) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in LMICs (excluding private markets in LMICs) during such Quarter; (ii) the total number Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in UMICs (excluding private markets in UMICs) during such Quarter; and (iii) the total number Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer (a) in HICs and (b) for private markets in LMICs or UMICs, in each case, during such Quarter.

With respect to Customer Product sold pursuant to the COVAX Supply Agreement the Parties agree that Clover shall use all reasonable efforts to obtain (including negotiating reasonable payment timelines and information rights from COVAX buyers to the extent possible) and provide the information required for the trueing up exercise as soon as possible. It is understood that it may be outside the timelines set out in this Section 6.3 and then such information will be taken into account in the next Quarter trueing up.

If the total number of Doses of Dynavax Adjuvant invoiced by Dynavax to Customer at the LMIC Price in such Quarter exceeds the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in LMICs (excluding private markets

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in LMICs) during such Quarter, then Customer shall pay to Dynavax an additional amount (the “Additional Amount”) calculated in USD (United States dollars) according to the following formula: [(UMIC Price – LMIC Price) MULTIPLIED BY (W – X – Z))] PLUS [(HIC Price – LMIC Price) MULTIPLIED BY (W – X – Y)]; where:

“W” equals the total number of Doses of Dynavax Adjuvant invoiced by Dynavax to Customer at the LMIC Price in such Quarter;

“X” equals the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in LMICs (excluding private markets in LMICs) in such Quarter;

“Y” equals the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in UMICs (excluding private markets in UMICs); and

“Z” equals the sum of (a) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in HICs and (b) the total number of Doses of Dynavax Adjuvant contained in all Units of Customer Product Disposed of by or on behalf of Customer in private markets in any LMIC or UMIC.

The Customer shall provide to Dynavax promptly upon request all such additional information as Dynavax may request in order to determine the Additional Amount.  The Additional Amount shall be due and payable within thirty (30) days of the date of receipt by Customer of an invoice from Dynavax for the Additional Amount.

6.4

Royalties.  For any Quarter in which Net Sales Per Unit of Customer Product (other than Customer Product sold under any COVAX Supply Agreement or GAVI Customer AP Agreement) exceed the Unit Threshold Price, Customer shall pay to Dynavax a royalty equal to [***]% of the amount determined by multiplying (x) Adjusted Net Sales Per Unit in such Quarter, by (y) Units Sold in such Quarter.  For clarity, no royalties shall be payable under this Section 6.4 (a) for any portion of Net Sales Per Unit of Customer Product that does not exceed the Unit Threshold Price or (b) on any sales of Customer Product under any COVAX Supply Agreement or GAVI Customer AP Agreement.

6.5

Royalty Payments and Reports.  Royalties under Section 6.4 shall be calculated and reported for each Quarter and shall be paid within forty-five (45) days of the end of the Quarter.  Within three (3) Business Days after the end of each Quarter, Customer shall deliver a written report to Dynavax with Customer’s preliminary good faith estimate of Net Sales, Units Sold, Net Sales Per Unit and royalties for such Quarter.  In addition, within ten (10) Business Days after the end of each Quarter, Customer shall deliver to Dynavax a report of Net Sales, Units Sold, and Net Sales Per Unit in the applicable Quarter in sufficient detail to permit confirmation of the accuracy of the payment due or made, including, on a Customer Product-by-Customer Product and country-by-country basis, the number of each type of Customer Product sold, gross sales, Net Sales and itemized deductions from gross sales (by major category as set forth in the definition of Net Sales), the royalties payable, and the exchange rates used.

6.6

Late Payment.  If any payment due under the Supply Agreement is not paid when due in accordance with the applicable provisions of these Conditions, such payment shall accrue interest at a rate per annum that is [***] basis points (i.e., [***] percentage points) above the then-current prime rate quoted by Citibank in New York City (or such other rate and source as the Parties mutually agree in writing) for the period from the due date for payment until the date of actual

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payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Dynavax from exercising any other rights it may have as a consequence of the lateness of any payment.

6.7

VAT.  All amounts payable by the Customer under the Supply Agreement are exclusive of amounts in respect of valued added tax (or national equivalent) applicable to the Goods from time to time (“VAT”).  Where any taxable supply for VAT purposes is made under the Supply Agreement by Dynavax to the Customer, the Customer shall, on receipt of a valid VAT invoice from Dynavax, pay to Dynavax such additional amounts in respect of VAT as are chargeable on the supply of the Goods at the same time as payment is due for the supply of the Goods.

6.8

Other taxes or duties.  Notwithstanding the above, all amounts payable by the Customer under the Supply Agreement are exclusive of any applicable sales tax, or any other taxes (other than income taxes imposed on Dynavax).

6.9	Audits.
(a)

Customer shall keep, and shall cause its affiliates and licensees to keep, complete and accurate records pertaining to the sale or other disposition of Customer Product in sufficient detail to permit Dynavax to confirm (i) the country in which each Unit of Customer Product is Disposed of; and (ii) the accuracy of all royalties due hereunder; in each case, for at least three (3) full calendar years following the end of the calendar year to which they pertain.  Dynavax shall have the right, once annually, to cause an independent, certified public accountant of international standing and reasonably acceptable to Customer to audit such records to confirm Additional Amounts, Net Sales, Units Sold, Net Sales Per Unit, Adjusted Net Sales per Unit and royalties for a period covering not more than the preceding three (3) full calendar years.  No calendar year shall be subject to audit under this section more than once.  Such audits may be exercised during normal business hours upon reasonable prior written notice to Customer.  The auditor will execute a reasonable written confidentiality agreement with Customer and will disclose to Dynavax only such information as is reasonably necessary to provide Dynavax with information regarding any discrepancies between amounts reported and actually paid and amounts payable under the Supply Agreement.  The auditor will send a copy of the report to Customer at the same time it is sent to Dynavax.  The report sent to both Parties will include the methodology and calculations used to determine the results.  If such audit reveals that Customer has failed to accurately report information pursuant to Section 6.3 or Section 6.5 or to make any Additional Amount or royalty payment (or portion thereof) when due under the Supply Agreement, then Customer, within thirty (30) days after receipt of the final audit report, shall pay to Dynavax any underpaid amounts due under these the Supply Agreement, together with interest on such underpaid or late amounts calculated in accordance with Section 6.6.  Dynavax shall bear the full cost of such audit unless such audit discloses an underpayment by Customer of more than 5% of the amount due for any calendar year under the Supply Agreement, in which case Customer shall bear the full cost of such audit.  If such audit discloses an overpayment by Customer, then Customer will deduct the amount of such overpayment from amounts otherwise owed to Dynavax under the Supply Agreement.

(b)

Dynavax shall keep appropriate and complete records relating to the manufacture of the Goods supplied under this Supply Agreement as required for compliance with GMP. Customer and/or its authorized representative, shall be entitled once a year, upon twenty (20) days’ notice to Dynavax, during normal business hours to audit the applicable documentation to ensure compliance with GMP and other Applicable Laws. Dynavax shall provide all reasonable assistance to Customer and/or its authorized representative to have access to the applicable documentation. In the event that Customer has reasonable

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cause to suspect a breach of this Supply Agreement by Dynavax, Customer shall only be required to give forty-eight (48) hours’ notice to conduct such an audit and such audit may be in addition to the once a year audit limitation mentioned above.

(c)

Dynavax shall, where permitted and possible, and as soon as reasonably practicable, notify the Customer if it receives notification from any Regulatory Authority or any other authority of an inspection which specifically relates to or impacts on the manufacturing or supply of the Goods under this Agreement and will promptly provide to the Customer extracts or copies of all correspondence, reports, notices, findings and other material pertinent to such inspections received or produced by Dynavax, but only if such inspection relates to or impacts the manufacturing and/or supply of the Goods under this Supply Agreement (and the scope of such disclosure does not include the aforementioned information to the extent it specifically relates to services provided to other Dynavax clients).

7.	Covenants and Warranties
7.1	In addition to any covenants made by it elsewhere in the Supply Agreement, each Party hereby covenants to the other Party that:
(a)

neither such Party nor any of its affiliates will, directly or indirectly through affiliates or third parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its affiliates, nor will such Party or any of its affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person;

(b)

neither such Party nor any of its affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under the Supply Agreement, shall cause the other Party to be in violation of Anti-Corruption Laws or Export Control Laws;

(c)

such Party shall immediately notify the other Party if such Party has any information that there is or is likely to be a violation of Anti-Corruption Laws or Export Control Laws in connection with the exercise of such Party’s rights or performance of such Party’s obligations under the Supply Agreement; and

(d)

each Party shall undertake due diligence activities appropriate to its activities under the Supply Agreement in accordance with applicable Anti-Corruption Laws and related guidance, including guidance issued by the U.S. Department of Justice Criminal Division (entitled “Evaluation of Corporate Compliance Programs”) as amended from time to time, concerning the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.), and issued by the U.K. Ministry of Justice concerning the UK Bribery Act 2010 as amended from time to time, such activities to include the conduct of appropriate due diligence in relation to third party contractors, and shall collaborate with the other Party to ensure such compliance.

Each Party has the right, upon reasonable notice and at its sole expense, to conduct, or have conducted by an independent third party reasonably acceptable to the other Party, no more than once every three years (except for cause), a reasonable and customary audit of the other Party for the purposes of monitoring compliance with this Section 7.1, and the other Party shall, subject to compliance with Applicable Laws, provide to such Party any relevant documents reasonably requested by such Party in relation thereto.  Save in respect of such an audit for cause, the auditing Party shall reimburse the audited Party for reasonable and documented external costs and expenses incurred by the audited Party in complying with the foregoing requirements.

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7.2Dynavax warrants and represents to Customer that:

(a)it has the requisite power and authority to enter into this Supply Agreement and to perform its obligations hereunder;
(b)it holds all permits and licenses which are necessary to fulfil its obligations hereunder;
(c)there are no agreements between Dynavax and any third party that conflict with this Supply Agreement.
7.3	Customer warrants and represents to Dynavax that:
(a)	it has the requisite power and authority to enter into this Supply Agreement and to perform its obligations hereunder; and
(b)	there are no agreements between Customer and any third party that conflict with this Supply Agreement.
8.	Indemnity, [***] and Insurance.
8.1	Indemnity.
(a)

Dynavax shall indemnify and hold Customer harmless from all losses, liabilities, damages and expense, including reasonable attorneys’ fees and costs (collectively, “Losses”), incurred as a result of any claim, demand, action or other proceeding by a third party (a “Claim”) to the extent caused by (i) the negligence or wilful misconduct of Dynavax, (ii) any breach by Dynavax of its covenants, representations, warranties or other obligations hereunder, or (iii) the infringement of the Intellectual Property Rights of a third party arising from Dynavax’s manufacture of Goods hereunder or the use, sale, offer for sale or import of the Goods by Customer or on its behalf as a component of the Customer Product; in each case (i), (ii) and (iii) above, other than to the extent Customer is obligated to indemnify Dynavax under Section 8.1(b) below.

(b)

Customer shall indemnify and hold Dynavax harmless from all Losses incurred as a result of any Claim to the extent caused by (i) the negligence or wilful misconduct of Customer, (ii) any breach by Customer of its covenants, representations, warranties or other obligations hereunder, (iii) the infringement of the Intellectual Property Rights of a third party arising out of the manufacture (excluding manufacture of the Goods), use, sale, offer for sale or import of Customer Vaccine, including Customer Vaccine sold by Customer or on its behalf that is packaged with the Goods in the Customer Product (whether the Customer Vaccine is formulated with the Goods in the same vial or is in vials packaged with separate vials of the Goods), (iv) the research, development, manufacture (excluding manufacture of the Goods), use, marketing, promotion, distribution, handling, storage, sale or other disposition of Customer Vaccine by or on behalf of Customer, including Customer Vaccine sold by Customer or on its behalf that is packaged with the Goods in the Customer Product (whether the Customer Vaccine is formulated with the Goods in the same vial or is packaged in vials with separate vials of the Goods); or (v) [***]; in each case (clauses (i) through (v) above), other than to the extent such Losses are caused by (A) the negligence or wilful misconduct of Dynavax, (B) any breach by Dynavax of its covenants, representations, warranties or other obligations hereunder, or (C) the infringement of the Intellectual Property Rights of a third party arising from Dynavax’s manufacture of Goods hereunder or the use, sale, offer for sale or import of the Goods by Customer or on its behalf as a component of the Customer Product.

(c)

In the event a Party (the “Indemnified Party”) seeks indemnification under Section 8.1(a) or Section 8.1(b), the Indemnified Party shall: (i) inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives

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notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 8.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under the Supply Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice); (ii) permit the Indemnifying Party to assume direction and control of the defence of the claim (including the right to settle the claim solely for monetary consideration), using counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s sole cost and expense; and (iii) cooperate as requested (at the expense of the Indemnifying Party) in the defence of the claim.  If the Indemnifying Party does not assume control of such defence within thirty (30) days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defence and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party together with reasonable supporting documentation.  The Party not controlling such defence may participate therein at its own expense.  The Party controlling such defence shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defence thereof and shall consider recommendations made by the other party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that (i) does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, (ii) imposes any liability or obligation on the Indemnified Party, or (iii) acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

8.2	[***].
8.3

Exclusions.  Neither Party shall be liable to the other Party for any loss of an indirect or consequential nature, nor for any loss of turnover, profits, business or goodwill, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of any breach of or failure to perform any of the provisions of the Supply Agreement.

8.4	Exclusions from [***]. Notwithstanding the foregoing, nothing in the Supply Agreement shall limit the liability of either Party in respect of:
(a)	personal injury or death arising out of that Party’s negligence or wilful misconduct; or
(b)	that Party’s fraud or fraudulent misrepresentation or wilful misconduct; or
(c)	any other liability of such Party which cannot be limited or excluded as a matter of law; or
(d)	any material breach by such Party of applicable Data Protection Legislation; or
(e)	any material breach by such Party of applicable Anti-corruption Laws;
(f)	any indemnities of such Party set out under Section 8.1; or
(g)	any breach by such Party of confidentiality obligations set out under Section 10.
8.5

Mitigating steps.  Each Party shall at all times take all reasonable steps to minimise and mitigate any loss or damage for which the relevant Party is entitled to bring a claim against the other Party pursuant to the indemnities in these Conditions.

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8.6	This Section 8 shall survive termination or expiration of the Supply Agreement.
9.	Insurance

[***]will, at its own expense through a third party insurer or through self-insurance, obtain and maintain [***], (a) product liability and general liability insurance providing protection in the amount of [***], and (b) workers’ compensation insurance with not less than the minimum coverage limit as required by law.  Upon written request [***], [***]will furnish [***], a certificate of insurance evidencing compliance with the provisions of this Section.  The existence of such coverage will in no way limit [***]liability or obligations expressly set forth in the Supply Agreement.

10.	Confidentiality
10.1

The Customer undertakes that it shall not at any time during the Term and for a period of seven (7) years after expiry or termination of the Supply Agreement, disclose to any person any Confidential Information (including for the avoidance of doubt any personal data) of Dynavax, except as permitted by Section 10.3 and 10.4; provided, however, that Customer’s obligations of non-disclosure under the Supply Agreement, including this Section 10, with respect to any Dynavax Manufacturing Information, and Customer’s obligations of non‑use under the Supply Agreement, including Section 3.3 and Section 3.10, with respect to any Dynavax Manufacturing Information, shall continue beyond such seven- (7-) year period after expiry or termination of the Supply Agreement until such time as such Dynavax Manufacturing Information becomes publicly known through no fault or omission on the part of Customer or any of its affiliates.

10.2

Dynavax undertakes that it shall not at any time during the Term and for a period of seven (7) years after expiry or termination of the Supply Agreement, disclose to any person any Confidential Information (including for the avoidance of doubt any personal data) of the Customer except as permitted by Section 10.3.

10.3	The Receiving Party may disclose Confidential Information of the Disclosing Party:
(a)

to the Receiving Party’s employees, officers, representatives, professional advisers, or permitted subcontractors, who need to know such information for the purposes of exercising the Receiving Party’s rights or carrying out its obligations under the Supply Agreement.  The Receiving Party shall ensure that its employees, officers, representatives or advisers to whom it discloses the Disclosing Party’s Confidential Information comply with this Section 10; and

(b)

as may be required by Applicable Laws, a court of competent jurisdiction or any governmental authority or Regulatory Authority, or the rules of any securities exchange on which the Receiving Party’s securities are listed; provided that the Receiving Party will, except where impermissible, give reasonable advance notice to the Disclosing Party of such required disclosure and comply with all reasonable requests of the Disclosing Party with respect to maintaining confidence of such Confidential Information and in any event shall use at least the same diligent efforts to secure confidential treatment of such Confidential Information as the Receiving Party would use to protect its own confidential information of a similar nature, but in no event less than reasonable efforts; and

(c)

to actual and bona fide potential investors, acquirors, and other financial partners for the purpose of evaluating or carrying out an actual or potential investment or acquisition, in each case under reasonable written obligations of confidentiality and non-use; provided that the Receiving Party limits such disclosure to the maximum extent possible and redacts the financial terms and other provisions of the Supply Agreement that are not reasonably required to be disclosed in connection with such potential investment or acquisition.

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10.4

Subject to Sections 3.3 and 3.10, Dynavax gives consent for Customer to disclose Dynavax Confidential Information to Regulatory Authorities solely to the extent necessary to apply for and obtain and maintain clinical trial authorisations and Regulatory Approvals for the Customer Product.

10.5

It is understood that in the event that Customer does not have an affiliate in a particular country, Customer may, where required by the Applicable Laws, contract with a third party for that third party to be the Regulatory Approval applicant and Regulatory Approval holder for the Customer Product in that country.

10.6

Dynavax shall keep Customer informed of all matters relating to the manufacturing and supply of the Dynavax Adjuvant by or on behalf of Dynavax that would reasonably be expected to require an amendment to, or have an adverse impact, on the regulatory submissions of the Customer for the Customer Product.

11.	Publications and announcements
11.1

Except as required by law or any competent government authority or Regulatory Authority or in compliance with this Section 11, the Parties shall consult on and agree in writing upon the form of all abstracts, reports, presentations, press releases, publications and public announcements concerning the Supply Agreement or its subject matter (each a “Publication”).

11.2

Neither Party shall use the names, logos or trademarks of the other in any Publication disclosure, advertising, promotion, commercially-related purposes or presentation without the named Party’s prior express written consent, except as expressly provided for in this Section 11.

11.3	Notwithstanding the foregoing, the Customer may issue a Publication regarding Customer Vaccine at any time provided that such Publication does not include any Confidential Information of Dynavax.
12.	Compliance with relevant laws and policies
12.1	In performing its obligations under the Supply Agreement, Dynavax and Customer shall comply with all Applicable Laws.
12.2	Dynavax shall manufacture, sample, test and store all Goods and provide a COA in accordance with the Quality Agreement.
12.3

On reasonable prior notice, Dynavax shall provide all reasonable co-operation to any inspection by any Regulatory Authority, and shall permit such Regulatory Authority access to the Dynavax CMO manufacturing site and all relevant records necessary or reasonably desirable, in each case, in support of the use of the Goods as expressly permitted by the Supply Agreement and shall share the results of such inspection promptly with Customer.

12.4

If any Regulatory Authority notifies Dynavax CMO or Dynavax of a violation or deficiency in compliance which would impact the use of the Goods as expressly permitted by the Supply Agreement, Dynavax shall share such notification with Customer within three (3) days of receipt of the same.

13.	Data protection
13.1	Both Parties will comply with all applicable requirements of the Data Protection Legislation. Except as specifically agreed otherwise in writing between the Parties, it is hereby acknowledged and

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agreed that (i) no personal data will be shared between the Parties under or in connection with the Supply Agreement; and (ii) if the sharing of personal data between the Parties is strictly needed in order to perform their obligations under the Supply Agreement, a specific additional written data sharing agreement (incorporating such terms as may be required by applicable Data Protection Legislation) shall be agreed and signed by the Parties before any such sharing of personal data.

14.	Extension of Expiration Date; Termination
14.1

The Parties may extend the Expiration Date of the Supply Agreement by mutual written agreement on commercially reasonable terms to be negotiated in good faith, such agreement not to be unreasonably withheld by Dynavax.

14.2	Without affecting any other right or remedy available to it, either Party may terminate the Supply Agreement with immediate effect by giving written notice to the other Party if:
(a)

the other Party commits a material breach of any term of the Supply Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified to do so;

(b)

the other Party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;

(c)	the other Party suspends, or threatens to suspend, or ceases or threatens to cease to carry on all or a substantial part of its business;
(d)	the other Party or any of its directors, employees, or consultants have been found to have violated any applicable Anti-Corruption Laws.
14.3	Customer has the right to terminate this Supply Agreement upon thirty (30) days’ written notice to Dynavax in the event:
(a)	WHO formally denies Customer pre-qualification for the Customer Product;
(b)	GAVI informs the Customer that GAVI will not enter into a GAVI Customer AP Agreement;
(c)	there is a significant safety concern related to the Customer Product or the Goods or the Customer Vaccine that cannot be resolved to a Regulatory Authority’s satisfaction; or
(d)	a Regulatory Authority directs that the Customer Product is recalled or removed from the market.
15.	Consequences of termination or expiration
15.1

Neither expiration nor termination of the Supply Agreement shall relieve either Party of any obligation or liability accruing under the Supply Agreement prior to such expiration or termination, nor shall expiration or termination of the Supply Agreement preclude either Party from pursuing all rights and remedies it may have under the Supply Agreement, at law or in equity, with respect to breach of the Supply Agreement.

15.2

Upon the earlier of expiration or termination of this Agreement for any reason, each party shall promptly return to the other party, or delete or destroy, in each such party’s discretion, all records and materials in such party’s possession or control containing Confidential Information of the other party; provided that each party shall be permitted to retain one (1) copy of such Confidential

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Information for the sole purpose of performing, or monitoring compliance with, any continuing obligations under this Agreement, as required by Applicable Law, or for legal archival purposes, which copy shall remain subject to the non-use and non-disclosure provisions contained herein.

15.3

In the event that Customer terminates this Supply Agreement pursuant to Section 14.2, Customer shall only be obligated to pay Dynavax for quantities of Goods set forth in Orders accepted (or deemed accepted) by Dynavax and not yet delivered to Customer to the extent that such quantities are Uncancellable under Dynavax’s agreement with Dynavax CMO for such Goods.

15.4

Upon termination of this Supply Agreement (a) for any reason, Customer shall pay all outstanding invoices; and (b) by Customer pursuant to Section 14.2(a), Customer shall have the right to request that Dynavax manufacture and deliver to Customer, in which case Dynavax shall manufacture and deliver to Customer, the Goods ordered under all outstanding accepted Orders on the relevant scheduled delivery dates, and Customer shall pay Dynavax the remaining [***] percent ([***]%) of the aggregate price of such Goods in accordance with Section 6.2, and any true-up amount due under Section 6.3.

15.5

Customer shall be entitled to sell any existing Customer Product in stock and also use any Goods in its stock to manufacture Customer Product for sale, subject in each case to Customer’s payment and reporting obligations under Article 6 with respect to the sale of any such Customer Product.

15.6

The Parties’ rights and obligations under Annex A (with regard to pricing of Doses of Dynavax Adjuvant and royalties on applicable Net Sales) and under Sections 1, 3.3, 3.6, 3.7, 3.10, 3.11, 4.6, 4.7, 4.8, 4.9 (solely in the event of [***]), 4.10, 4.11, 5, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 7, 8, 9, 10, 11, 12.4, 13, 15 and 17 of these Conditions shall survive expiration or termination of the Supply Agreement.

16.	Force Majeure
16.1

Provided it has complied with the remaining provisions of this Section 16, if a Party is prevented, hindered or delayed in or from performing any of its obligations under the Supply Agreement by a Force Majeure Event (“Affected Party”), the Affected Party shall not be in breach of the Supply Agreement or otherwise liable for any such failure or delay in the performance of such obligations.

16.2	The corresponding obligations of the other Party will be suspended to the same extent as those of the Affected Party.
16.3	The Affected Party shall:
(a)

as soon as reasonably practicable after the start of the Force Majeure Event but not later than three (3) Business Days from its start, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under the Supply Agreement; and

(b)	use all reasonable endeavours to mitigate the effect of the Force Majeure Event.
16.4	An Affected Party cannot claim relief if the Force Majeure Event is attributable to the Affected Party’s wilful act.
16.5

The Affected Party shall notify the other Party in writing as soon as practicable after the Force Majeure Event ceases or no longer causes the Affected Party to be unable to comply with its obligations under the Supply Agreement.  Following such notification, the Supply Agreement shall

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continue to be performed on the terms existing immediately before the occurrence of the Force Majeure Event unless agreed otherwise by the Parties.
16.6

If the Force Majeure Event prevents, hinders or delays the Affected Party’s performance of its obligations for a continuous period of more than three (3) months, the Party not affected by the Force Majeure Event may terminate the Supply Agreement by giving four (4) weeks’ notice to the Affected Party.

17.	General
17.1

Assignment.  Neither the Supply Agreement nor any rights or obligations hereunder may be assigned by a Party without the prior written consent of the other Party, except that a Party may, without the other Party’s consent, assign the Supply Agreement and all of its rights and obligations hereunder: (a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Supply Agreement to a third party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or (b) to an affiliate of such Party, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

17.2

Subcontracting. The Parties agree that Dynavax may subcontract the manufacture of Goods under the Supply Agreement to the Dynavax CMO.  If Dynavax proposes to subcontract any of its other material obligations under the Supply Agreement, Dynavax shall provide prior written notice to Customer of such subcontracting and identity of the subcontractor.  Dynavax shall remain responsible for all the acts and omissions of the Dynavax CMO and any of its other subcontractors as if they were its own. Customer or its affiliates or subcontractors may market, sell and otherwise commercialise the Customer Product.

17.3	Notices.
(a)

Any notice to be given pursuant to the Supply Agreement shall be in writing in the English language to the address of the recipient Party set out in the Order or as a Party may otherwise from time to time designate by written notice to the other Party and shall be delivered:

(i)	personally, in which case the notice will be deemed to have been received at the time of delivery;
(ii)

by pre-paid, first-class post if the notice is being sent to an address within the country of posting, in which case the notice will be deemed to have been received at 09:00 in the country of receipt on the second (2nd) Business Day in the country specified in the recipient’s address for notices after the date of posting; or

(iii)

by international standard post if being sent to an address outside the country of posting, in which case the notice will be deemed to have been received at 09:00 in the country of receipt on the seventh (7th) Business Day in the country specified in the recipient’s address for notices after the date of posting.

(b)	To prove service of notice, it is sufficient to prove that the envelope containing the notice was properly addressed and posted or handed to the courier.
(c)	A notice given under the Supply Agreement is not valid if sent electronically or by fax.
17.4

Severance.  If any provision or part-provision of the Supply Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of the Supply Agreement.  If any provision of the Supply Agreement is deemed deleted under this Section 17.4 the Parties shall negotiate in good faith to agree a replacement provision

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that, to the greatest extent possible, achieves the intended commercial result of the original provision.
17.5

Waiver.  A waiver of any right or remedy under the Supply Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.  A failure or delay by a Party to exercise any right or remedy provided under the Supply Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.  No single or partial exercise of any right or remedy provided under the Supply Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

17.6

No partnership or agency.  Nothing in the Supply Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the Parties, constitute either Party the agent of the other, or authorise either Party to make or enter into any commitments for or on behalf of the other Party.  Each Party confirms it is acting on its own behalf and not for the benefit of any other person.

17.7

Entire agreement.  The Supply Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter, including the NDA, it being understood that information disclosed by a Party to the other Party pursuant to the NDA shall be subject to the non‑disclosure and non‑use obligations of the Parties under this Agreement; provided that, except as set forth in Section 5.9, the Collaboration Agreements shall continue in full force and effect in accordance with their respective terms.

17.8	Rights of Third Parties. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
17.9

Variation.  No variation, amendment, modification or supplement to the Supply Agreement shall be valid unless and until it is made in writing and signed by a duly authorised representative of each Party.

17.10

Further Assurances.  Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Supply Agreement.

17.11	Successors. This Supply Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
17.12

Governing law.  The Supply Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales without giving effect to any choice of law or conflict of law provisions or rules that would cause the application of the laws of any other jurisdiction.  The U.N. Convention on Contracts for the International Sale of Goods (1980) is excluded and will not apply to the Supply Agreement. Nothing in this Supply Agreement shall prevent either Party from applying to a court of law for injunctive relief.

17.13	Dispute resolution procedure
(a)	Escalation process. In the event of any disputes, controversies or differences between the Parties, arising out of, in relation to, or in connection with this Agreement, including

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any alleged failure to perform, or breach, of this Agreement, or any issue relating to the validity, construction, interpretation, enforceability, breach, performance, application, or termination of this Agreement a ("Dispute"), then upon the written request of either Party, the Parties agree to meet and discuss in good faith an amicable resolution thereof, which good faith efforts include at least one in-person or videoconference meeting between the Executive Officers of each Party. All Disputes not resolved within thirty (30) days following the written request for amicable resolution shall be submitted to the International Court of Arbitration of the International Chamber of Commerce (“ICC”) and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) (which Rules are deemed to be incorporated by reference into this Agreement).  The following provisions shall apply, unless the Parties agree otherwise:

(i)	The arbitral tribunal shall be composed of one or more arbitrators appointed in accordance with the Rules;
(ii)	The seat, or legal place, of arbitration shall be London, England;
(iii)	The language of the arbitration shall be English;
(iv)	The tribunal shall draw up and submit to the Parties for signature the Terms of Reference within sixty (60) days of receiving the file;
(v)	The arbitration award shall be final and binding on the Parties, and judgment upon the award may be entered by any court having jurisdiction thereof; and
(vi)

Except as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.  For clarity, no award or procedural order made in the arbitration shall be published.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS

BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM

TO THE COMPANY IF PUBLICLY DISCLOSED.

Annex C: Purchase Order Template

PURCHASE ORDER #XXXX

(Please add this number on all delivery documents and invoices)

For Dynavax Adjuvant ordered pursuant to the Supply Agreement, effective as of June 29, 2021, between: (1) Zhejiang Clover Biopharmaceuticals, Inc. and Clover Biopharmaceuticals (Hong Kong) Co., Limited; and (2) Dynavax Technologies Corporation.

[Note: Information provided in table below must be consistent with terms of Supply Agreement.]

Customer Name

Customer AddressDate

Customer Phone

Customer Email

Order #	Quarter (manufacturing)	Order Quantity (million Doses [kg])	Order Due Date	Delivery Date	Price Per Dose (based on LMIC Price)	Amount

Total

Delivery Address:

C-1